        Exhibit 99.1

Gulf Resources Announces First Quarter 2025 Unaudited Financial Results

SHOUGUANG, China, May 13, 2025 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq: GURE) ("Gulf Resources", “we,” or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China today announced its unaudited financial results for the three months ended March 31, 2025.

Income Statement

In the quarter ended March 31, 2025, net revenues increased to $1,604,447 from $1,307,062, an increase of 23%. Cost of Revenue was $1,594,270 versus $2,119,845, a decrease of 25%. Gross profit was $10,177 compared to a gross loss of ($812,783). Sales and Marketing expenses were $5,053, an increase of 13%. Direct labor and factory overheads incurred during plant shutdowns were $3,225,808 compared to $3,734,689, a decrease of 14%. General and administrative expenses were $1,389,523 compared to $717,456, an increase of 94%. The loss from operations was ($4,610,207) compared to a loss of ($5,269,419), an improvement of 13%.

The loss before income taxes was ($4,629,500) vs ($5,262,192). In 2024, we received an income tax benefit of $1,270,060. As a result, the loss after taxes were ($4,629,500) vs. ($3,992,132). With foreign currency translation adjustments our loss was ($4,407,484) vs. ($4,385,999). The net loss per share was ($0.40) compared to ($0.37) in the previous year. Shares outstanding were 13,346,618 compared to 10,726,924.

All of our facilities were closed to winter closure from December 15, 2024 to February 12, 2025. In the previous year, our factories were closed from December 25, 2023 until February 20, 2024.

Cash Flow

During the first three months of 2025, depreciation and amortization was $4,003,524 vs. $4,733,475. We incurred a stock base expense of $196,100. Accounts receivable increased by $1,549,443 as virtually all of our sales of bromine occurred in the month of March when bromine prices improved. Accounts payable increased to $401,190. As a result, net cash used in operations was ($1,580,128) versus ($1,330,476) in the previous year. There were no expenditures for property, plant, and equipment in either quarter.

Balance Sheet

As of March 31, 2025, cash was $8,523,045. Current assets were $17,636,613 and current liabilities were $15,257,857. Total assets were $165,729,939. Total liabilities were $23,145,112. Shareholders' equity was $142,584.827. Book value per share was $10.68.

Segment Reporting

Bromine

Bromine revenues were $1,481,869 versus $1,146,197. We sold 402 tonnes of bromine in the first quarter compared to 451 in the previous year. Our utilization ratio was 11% compared to 17% in the previous year. The average selling price increased 45% to $3,684 from $2,540. Gross margins were a negative (3.5%) compared to a negative (81%) in the previous year. The extremely low utilization rate meant that overhead had to be allocated over a lower number of tonnes. Including the full allocation for factory overhead incurred during plant shutdowns and G&A expenses, our bromine business had an operating loss of ($3,370,836) versus an operating loss in the previous year of ($4,782,815).

During the month of March 2025, according to data from sunsirs.com, bromine prices had a brief recovery, jumping from RMB 21,800 on March 1, 2025 to RMB 37,186 on April 10, 2025. And then subsequently dropped. The company may limit sales of bromine when it believes prices are too low. The company believes bromine prices may stabilize and increase from current levels.

Crude Salt Revenues were $122,578 versus $116,671, an increase of 5%. We sold 4,733 tonnes of crude salt in the quarter versus 4,071 tonnes in the previous year. The price of crude salt declined 9.6%. Crude salt had gross profit of $61,436 compared to $69,777 in the previous year. Gross margins in crude salt were 50% compared to 60% in the previous year. Including the full allocation for factory overhead incurred during plant shutdowns and G&A expenses, our crude salt business had an operating loss of ($554,062) versus an operating loss of ($75,092) in the previous year.

Chemical Products had no revenues. It’s operating loss was ($358,629) versus ($314,824). The company is continuing to review market opportunities for chemicals, including sodium-ion batteries. However, until the company sees a clear and immediate path to profitability, it will postpone the completion of the chemical factory,

Natural Gas had no revenues. Its operating loss was ($44,844) compared to ($27,709). The company is continuing to explore potential opportunities with local governments in Sichuan Province that will enable us to restart our natural gas and bromine projects.

Management Commentary

Mr. Xiaobin Liu, the Chairman and CEO of Gulf Resources stated, “We have continued to manage through difficult times. We have made large capital expenditures for flood prevention and purchasing additional crude salt fields, so that we will be able to capitalize when demand and pricing in bromine increases. With the weakness in the Chinese RMB, imports of bromine and bromine related products will be more expensive. Many of our competitors have closed their factories, so we believe current supply is significantly lower than it was before the government closed some of the factories for pollution and environmental controls as well as for the pandemic. As the economy stabilizes, we expect our business to improve.”

“We continue to explore opportunities in chemicals,” Mr. Liu added. “As with bromine, we believe there are fewer chemical factories in China and imports are more expensive. However, to date, we have not identified specific opportunities that we are confident will provide a short-term path to profitability. We are also exploring joint-venture opportunities with larger companies. Until we have found such an opportunity, we will not reorder the remaining equipment needed for our chemical factory.”

“We continue to hold discussions with the local governments in Daying Province,” Mr. Liu continued, “over the development of our natural gas and brine resources in Sichuan Province. The Chinese government permits private companies to explore for natural gas. Our exploration has shown there are significant gas resources in Tianbao town. We will continue to press ahead with our attempts to establish a potential opportunity.”

“These have been difficult times.” Mr. Liu stated, “We have had to make major investments in environmental and flood controls. We have also secured a large amount of crude salt fields that may enable us to secure our bromine and crude salt production as markets improve. We greatly appreciate the long-term patience of our shareholders.”

GULF RESOURCES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Expressed in U.S. dollars) (UNAUDITED)

	Three-Month Period Ended March 31,
	2025	2024

NET REVENUE	$1,604,447	$1,307,062

OPERATING COSTS AND EXPENSE
Cost of net revenue	(1,594,270)	(2,119,845)
Sales and marketing expenses	(5,053)	(4,491)
Direct labor and factory overheads incurred during plant shutdown	(3,225,808)	(3,734,689)
General and administrative expenses	(1,389,523)	(717,456)
TOTAL OPERATING COSTS AND EXPENSE	(6,214,654)	(6,576,481)

LOSS FROM OPERATIONS	(4,610,207)	(5,269,419)

OTHER INCOME (EXPENSE)
Interest expense	(21,722)	(24,830)
Interest income	2,429	36,060
Other expense	—	(4,003)

LOSS BEFORE INCOME TAXES	(4,629,500)	(5,262,192)

INCOME TAX (EXPENSE) BENEFIT	—	1,270,060
NET LOSS	$(4,629,500)	$(3,992,132)

COMPREHENSIVE LOSS:
NET LOSS	$(4,629,500)	$(3,992,132)
OTHER COMPREHENSIVE (LOSS) INCOME
- Foreign currency translation adjustments	222,016	(393,867)

TOTAL COMPREHENSIVE (LOSS) INCOME	$(4,407,484)	$(4,385,999)

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:	$(0.40)	$(0.37)

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES:	11,685,431	10,726,924

GULF RESOURCES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Expressed in U.S. dollars)

	March 31, 2025 (Unaudited)	December 31, 2024 (Audited)
Current Assets
Cash	$8,523,045	$10,075,162
Accounts receivable, net	2,114,222	564,523
Inventories, net	455,059	315,371
Prepayments and deposits	6,393,161	6,376,656
Amount due from related parties	25,076	25,040
Other receivable	126,050	94,074
Total Current Assets	17,636,613	17,450,826
Non-Current Assets
Property, plant and equipment, net	132,341,321	136,143,177
Finance lease right-of use assets	75,721	76,868
Operating lease right-of-use assets	6,050,429	6,169,855
Prepaid land leases, net of current portion	9,625,855	9,615,269
Deferred tax assets, net	—	—
Total non-current assets	148,093,326	152,005,169
Total Assets	$165,729,939	$169,455,995

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$11,656,665	$14,323,458
Taxes payable-current	276,516	113,999
Advance from customer	—	—
Amount due to related parties	2,586,422	2,584,808
Finance lease liability, current portion	239,771	217,743
Operating lease liabilities, current portion	498,483	491,850
Total Current Liabilities	15,257,857	17,731,858
Non-Current Liabilities
Finance lease liability, net of current portion	1,077,412	1,075,865
Operating lease liabilities, net of current portion	6,809,843	6,941,602
Total Non-Current Liabilities	7,887,255	8,017,467
Total Liabilities	$23,145,112	$25,749,325

Commitment and Loss Contingencies	$—	$—

Stockholders’ Equity
PREFERRED STOCK; $0.001 par value; 1,000,000 shares authorized; none outstanding	$—	$—
COMMON STOCK; $0.0005 par value; 80,000,000 shares authorized; 13,632,448 and 11,012,754 shares issued; and 13,346,618 and 10,726,924 shares outstanding as of March 31, 2025 and December 31, 2024	25,934	24,623
Treasury stock; 285,830 shares as of March 31, 2025 and December 31, 2024 at cost	(1,372,673)	(1,372,673)
Additional paid-in capital	105,167,292	101,688,262
Share to be issued	—	194,700
Retained earnings unappropriated	32,729,304	37,358,804
Retained earnings appropriated	26,667,097	26,667,097
Accumulated other comprehensive income	(20,632,127)	(20,854,143)
Total Stockholders’ Equity	142,584,827	143,706,670
Total Liabilities and Stockholders’ Equity	$165,729,939	$169,455,995

GULF RESOURCES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Expressed in U.S. dollars) (UNAUDITED)

	Three-Month Period Ended March 31,
	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,629,500)	$(3,992,132)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization on capital lease	21,722	24,830
Depreciation and amortization	4,003,524	4,733,475
Deferred tax asset	—	(1,270,060)
Stock-based compensation expense	196,100	—
Amortization of right-of-use asset	217,801	217,345
Changes in assets and liabilities
Accounts receivable	(1,549,443)	(402,545)
Inventories	(139,285)	(57,859)
Prepayments and deposits	(7,340)	(44,903)
Advance from customers	—	(36,222)
Other receivables	(31,987)	(774)
Accounts and Other payable and accrued expenses	401,190	(17,847)
Taxes payable	162,411	(257,766)
Lease liabilities	(225,321)	(226,018)
Net cash used in operating activities	(1,580,128)	(1,330,476)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	—	—
Net cash from investing activities	—	—

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	28,011	(131,622)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,552,117)	(1,462,098)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	10,075,162	72,223,894
CASH AND CASH EQUIVALENTS - END OF PERIOD	$8,523,045	$70,761,796

	Years Ended March 31,
	2025	2024
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the three-month period ended March 31, for:
Paid for taxes	$77,386	$481,153
Interest on finance lease obligation	$21,722	$24,830
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

About Gulf Resources, Inc.
Gulf Resources, Inc. operates through four wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), Daying County Haoyuan Chemical Company Limited (“DCHC”) and Shouguang Hengde Salt Industry Co. Ltd. (“SHSI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. Through SHSI, the Company manufactures and sells crude salt. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements
Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, the risks associated with the COVID-19 pandemic outbreak, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.

Web: http://www.gulfresourcesinc.com

Director of Investor Relations

Helen Xu

beishengrong@vip.163.com